Exhibit 19.1

MOVADO GROUP INSIDER TRADING POLICY

(Excerpted from the Movado Group Code of Business Conduct and Ethics)

Securities Trading Policy

If a director, officer or other employee of the Company has material non-public information relating to the Company, neither that person nor any related person:

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may buy or sell securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1”)) or engage in any other action to take advantage of that information, or
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may pass that information on to any person outside the Company or suggest or otherwise recommend that any such person outside the Company buy or sell securities of the Company or engage in any other action to take advantage of that information.

This policy continues to apply after termination of employment to the extent that a former officer or other employee is in possession of material nonpublic information at the time of termination. In such case, no trading may take place until the information becomes public or ceases to be material. This policy also applies to information obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including: (i) our customers or suppliers, (ii) any company with which we may be negotiating a major transaction or business combination, or (iii) any company as to which we have an indirect or direct control relationship or a designee on the board of directors.

No director, officer or other employee may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information

“Material information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information that could reasonably affect the price of the stock. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

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projections of future earnings or losses, or other guidance concerning earnings;
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the fact that earnings are inconsistent with consensus expectations;
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a pending or proposed merger, joint venture, acquisition or tender offer;
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a significant sale of assets or the disposition of a subsidiary or business unit;
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changes in dividend policies or the declaration of a stock split or the offering of additional securities;
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changes in senior management or other key employees;
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significant new products or discoveries;
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significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
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a significant cybersecurity incident;
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impending bankruptcy or other financial liquidity problems; and
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the gain or loss of a substantial customer or supplier.

Tipping Information to Others

Whether the information is proprietary information about the Company or other information that could have an impact on our stock price, directors, officers and other employees must not pass the information on to others. The same penalties apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public

You may not trade on the basis of information that has not been broadly disclosed to the marketplace, such as through a press release or SEC filing, and the marketplace has had time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the end of the first business day after the information is released. Thus, if information is released on a Monday, trading should not take place until Wednesday.

However, if the information in question is contained in a regular quarterly earnings release and the release is issued prior to the opening of the market on a given day, trading may take place on the next business day following the day of release.

Transactions By “Related Parties”

The same restrictions apply to your spouse, minor children or anyone else living in your household, partnerships in which you are a general partner, trusts of which you are a trustee and estates of which you are an executor (collectively “Related Parties”). Directors, officers and other employees are expected to be responsible for compliance with this policy by their Related Parties.

Avoiding selective disclosure

The Company is required under Regulation FD to avoid the selective disclosure of material nonpublic information and has established procedures for the release of material information, including the designation of company spokespersons, to achieve broad public dissemination of that information in accordance with Regulation FD. Accordingly, no officer, director or other employee of the Company may disclose material nonpublic information to any person outside the Company, except in accordance with these procedures. This prohibition extends to discussions concerning the Company and its business in Internet chat rooms or similar forums.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any personnel of the Company to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers and other employees, and their Related Parties, should not engage in any of the following activities with respect to securities of the Company:

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Purchases of stock of the Company on margin. (Although you may pledge Company securities, including as part of a margin account, you should be aware that sales of such securities could have securities law implications for you, including under Section 16.)
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Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery) (Note that the SEC effectively prohibits officers and directors from selling Company stock short. We are simply expanding this rule to cover all employees.)
3.
Buying or selling puts, calls or other derivatives in respect of securities of the Company.

Blackout Periods and Pre-clearance of Securities Trades – For Directors, Officers and Certain Other Personnel with Access to our Results

The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of quarterly financial results will be subject to a quarterly blackout on trading. Thus, in addition to the general rule that directors, officers and other employees may not effect transactions in Company securities on the basis of material information until such time as the information becomes public, the following persons, and their Related Parties, may not effect any transactions in Company securities during the two-week period preceding the end of the Company’s fiscal quarter through the first business day following the public release of earnings for that quarter or, if the regular earnings release is issued prior to the opening of the market on a given day, through that day:

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Directors
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Officers and management level employees
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Employees in the accounting and finance departments

The following calendar illustrates the foregoing blackout periods and corresponding trading periods based on the expected earnings release dates as shown. Note that the dates shown as in the blackout period or trading window are illustrative only and assume the earnings release occurs on the date expected and that the next day is a day during which trading on the New York Stock Exchange occurs.

Quarter End	Earnings Release Date	Blackout Period	Trading Window
1st April 30	May 30	April 16 – May 31	June 1 – July 16
2nd July 31	September 4	July 17 – Sept. 5	Sept. 6 – Oct. 16
3rd October 31	December 3	Oct. 17 – Dec. 4	Dec. 5 – Jan.16
4th January 31	March 13	Jan. 17 – Mar. 14	Mar. 15 – April 15

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout rules. Transactions effected pursuant to a properly established Rule 10b5- 1 plan will not be subject to blackout periods.

You should be aware that the blackout period described above may be modified by the Company at any time. In addition, the Company may from time to time determine that trading in the Company’s securities is inappropriate at a time that is outside the blackout period and, accordingly, may reinstate a blackout period at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to these blackout requirements will receive notice of any modification by the

Company of the blackout period policy or of any prohibition on trading during a non-blackout period.

Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

In addition, all transactions in securities of the Company by the foregoing persons, and their Related Parties, must be pre-cleared by the General Counsel. Clearance, if granted, will be valid only for three business days. If a transaction for which clearance has been granted is not effected (i.e., the trade is not placed) within the three business days following approval, the transaction must again be pre-cleared.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance at the time the plan is established, modified or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the General Counsel.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in Company securities. Such persons may not be informed of the reason why they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties, and should avoid disclosing the existence of the prohibition, if possible. Caution should be exercised when telling a broker or other person who suggested a trade that the trade cannot be effected at the time.

Assistance

Any person who has any questions about the Company’s Securities Trading Policy or about specific transactions should contact the Company’s General Counsel. Remember, however, that the ultimate responsibility for adhering to the policy statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.